Exhibit 10.25

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made effective as of November     , 2008 (“Agreement”) by and between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation (the “Company”), and VINIT ASAR (the “Executive”).  The Company and Executive agree as follows:

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth below, both parties agree as follows:

1.             Employment; Termination Date.

1.1           Employment.  The Company agrees to employ Executive and Executive accepts such employment by the Company upon the terms and conditions set forth in this Agreement, for the period beginning on December 29, 2008 (the “Commencement Date”) and ending upon termination pursuant to Section 4 or Section 5 (the “Employment Period”).  Executive represents and warrants that Executive is not subject to any restrictive covenants (including, without limitation, covenants not to compete and covenants not to solicit) that would prevent Executive from entering into this Agreement or providing services on the Company’s behalf. Executive agrees not to use or disclose in the course of Executive’s employment with the Company any confidential information or trade secrets of any other Person.

1.2           Termination Date.  For purposes of this Agreement, the term “Termination Date” shall mean (i) if the Executive’s employment is terminated by the Company for any reason whatsoever, other than death or Disability, the Executive’s last day of work; (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the effective date of the Disability, as the case may be; and (iii) if the Executive’s employment is terminated by the Executive, the expiration date of the applicable notice period that is required pursuant to this Agreement.  Notwithstanding the foregoing, no Termination Date shall be earlier than the date as of which the Executive has incurred a “separation from service” within the meaning of Internal Revenue Code (“Code”) Section 409A, as determined by applying the default rules thereof.

2.             Services.

During the Employment Period, Executive agrees (i) to devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business affairs of the Company (except for reasonable vacation periods subject to the reasonable approval of the Company or reasonable periods of illness or other incapacity); (ii) to serve Hanger Orthopedic Group, Inc. (“Hanger”) as an Executive Vice President and its Chief Growth Officer and to render such services as the Company or Hanger may from time to time direct; provided, however, that Executive recognizes and agrees that Hanger or the Company may change Executive’s job description as set forth in this Section 2 as a result of a good faith restructuring of the Company’s or Hanger’s operations; (iii) that Executive will not, except with the prior written consent of the Company, become engaged in or render services for any business other than the business of the Company; and (iv) that Executive will follow the policies and procedures of the Company, as set forth by the Company from time to time, as well as all applicable federal and state healthcare laws, rules and regulations.

3.             Salary, Incentive Bonus, Stock Options, Other Benefits.

In consideration for the valuable services to be rendered by Executive and for Executive’s agreement not to disclose or use Confidential Information of the Company as described in Section 6 and not to compete against the Company as described in Section 7, the Company hereby agrees as follows:

3.1           Salary.  During the first year of the Employment Period during which this Agreement is executed, the Company will pay Executive a bi-weekly gross salary at the annual rate of $340,000.00, less all applicable payroll taxes and other normal deductions (the “Base Salary”), payable at the bi-weekly gross rate of $13,076.92.  Executive’s Base Salary may, but is not required to, be increased annually in January of each year (but cannot be decreased) based on an annual performance salary review as determined in the reasonable discretion of the Company.

3.2           Bonus.

(a)           In addition to the Base Salary, the Executive shall participate in Hanger’s current bonus plan for senior corporate officers (the “Bonus Plan”), as approved by the Compensation Committee of the Board of Directors of Hanger (“Board of Directors”) in each calendar year during the term of this Agreement commencing with the 2009 calendar year.  The Executive’s target bonus is fifty percent (50%) of the Base Salary (the “Target Bonus”) and is contingent on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, and up to one hundred percent (100%) of the Base Salary (the “Maximum Bonus”) if the Executive exceeds certain performance criteria and Hanger exceeds certain year-end financial criteria all as determined in the reasonable discretion of the Board of Directors and its Compensation Committee.  The Executive shall be entitled to such increases in the “Target Bonus” and the “Maximum Bonus” during the term hereof as shall be determined and approved by the Compensation Committee of the Board of Directors in its sole discretion, taking account of the performance of Hanger, the Company and the Executive, and other factors generally considered relevant to the salaries of executives holding similar positions with enterprises comparable to the Company.  Notwithstanding the foregoing, in the event that the Executive, Hanger or the Company fail to attain their minimum respective criteria in any given year, the Board of Directors and its Compensation Committee may, in their reasonable discretion, decline to award any bonus to the Executive.

(b)           The bonus described in Section 3.2(a) shall be payable between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.  In the event that the Executive is employed for less than the full calendar year in the year in which his Termination Date occurs (“Termination Year”), the bonus payable to the Executive shall be subject to Sections 4 and 5 of this Agreement and calculated based on the Executive meeting certain performance criteria and Hanger achieving certain year-end financial criteria, all as determined by the Compensation Committee of the Board of Directors, in its sole discretion.

Such bonus shall be pro-rated for the portion of the Termination Year during which the Executive was employed by the Company.  With respect to the bonus for the Termination Year, any bonus payable pursuant to this Section 3.2(b) shall be payable to the Executive between January 1 and March 15 (inclusive) of the calendar year following the calendar year for which the bonus is determined in accordance with the Company’s normal practices.

(c)           In addition to the bonus set forth in Section 3.2(a) of this Agreement, so long as Executive shall remain employed, without interruption, by the Company, within forty-five (45) days after providing the Company with a fully-executed original of this Agreement, but in no event later than March 15, 2009, the Company will pay Executive a one-time bonus in the form of a lump sum cash payment of Fifty Thousand Dollars ($50,000.00), less all applicable payroll taxes and other normal deductions (“Sign-On Bonus”), upon the terms and conditions set forth in the Promissory Note to be executed by Executive as maker and in favor of the Company as holder, pursuant to which Executive shall be obligated to repay the Sign-On Bonus to the Company immediately upon the termination of Executive’s employment pursuant to Section 4.3 or Section 4.5 of this Agreement prior to the one (1) year anniversary date of the Commencement Date, all among such other terms and conditions as may be included in such Promissory Note.

3.3           Stock Options & Restricted Stock.

(a)           In addition to the compensation described in Section 3.1 and Section 3.2 of this Agreement, Executive may have the opportunity to receive options to purchase stock or restricted shares of stock of Hanger in a manner consistent with any stock option or restricted share plan adopted by Hanger. The determination as to the amount of stock, if any, to be purchased under such stock option or restricted share plan shall be subject to the sole discretion of the Board of Directors of Hanger or a committee thereof.

(b)           As an incentive for Executive’s future performance in improving shareholder value, Executive will be entitled to receive a special, time-based grant of twenty thousand (20,000) restricted shares of Hanger stock (“Special Grant”).  The grant date of the Special Grant shall be no later than fourteen (14) days after the Commencement Date.  The vesting schedule for the Special Grant shall conform to the vesting schedule described in Section 3.3(c) of this Agreement and the Stock Agreement (as hereinafter defined).

(c)           In addition to the Special Grant, the Company shall, no later than fourteen (14) days after the Commencement Date, grant to the Executive a minimum of twenty thousand (20,000) restricted shares of Hanger stock (“2008 Grant”), with thirteen thousand four hundred (13,400) of those shares being  performance-based restricted shares and six thousand six hundred (6,600) of those shares being time-based restricted shares.  The Executive shall also be entitled to receive a grant of no fewer than twenty thousand (20,000) additional restricted shares of Hanger stock (“Additional Grant”) on or before March 31, 2010.  The 2008 Grant and Additional Grant shall be subject to such other terms and conditions as reasonably determined by Hanger’s Board of Directors or a committee thereof, consistent with the terms and conditions of the applicable stock incentive plan and restricted share grant agreement(s).

(d)           The options or restricted shares provided in Section 3.3(a) and Section 3.3(b) shall be evidenced by one or more stock option agreements or restricted share grant agreements (each, a “Stock Agreement”) between the Executive and Hanger, which Stock Agreement(s) shall provide for a vesting schedule of four (4) years, in equal parts, of the options or restricted shares granted thereunder.  Notwithstanding any provisions now or hereafter existing under any stock incentive plan of Hanger, all options or restricted shares granted to the Executive shall vest in full immediately upon the Termination Date except for termination of employment pursuant to Section 4.3 or Section 4.5 hereof, and the Executive (or his estate or legal representative, if applicable) shall thereafter have twelve (12) months from such Termination Date to exercise such options, if applicable.

(e)           Notwithstanding any provisions now or hereafter existing under any stock option plan or restricted share plan of Hanger, in the event of a Change in Control (as hereinafter defined), all options or restricted shares provided to the Executive pursuant to Section 3.3(a), Section 3.3(b) and Section 3.3(c) of this Agreement or any Stock Agreement shall be granted and shall immediately fully vest as of the date of such Change in Control with such options or restricted shares being valued at the closing price of Hanger’s common stock on the day prior to the day of the Change in Control.

(f)            For purposes of this Agreement, a “Change in Control” shall be deemed to exist if:

(i)            a person, as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Executive or a group including the Executive), either (A) acquires twenty percent (20%) or more of the combined voting power of the outstanding securities of Hanger having the right to vote in elections of directors and such acquisition shall not have been approved within sixty (60) days following such acquisition by a majority of the Continuing Directors (as hereinafter defined) then in office, or (B) acquires fifty percent (50%) or more of the combined voting power of the outstanding securities of Hanger having a right to vote in elections of directors; or

(ii)           Continuing Directors shall for any reason cease to constitute a majority of the Board of Directors; or

(iii)          Hanger disposes of all or substantially all of the business of Hanger to a party or parties other than a subsidiary or other affiliate of Hanger pursuant to a partial or complete liquidation of Hanger, sale of assets (including stock of a subsidiary of Hanger) or otherwise; or

(iv)          the Board of Directors approves Hanger’s consolidation or merger with or into any other Person (other than a wholly-owned subsidiary of Hanger), or any other Person’s consolidation or merger with or into Hanger, which results in all or part of the outstanding shares of Stock being changed in any way or converted into or exchanged for stock or other securities or cash or any other property.

(g)           For purposes of this Agreement, the term “Continuing Director” shall mean a member of the Board of Directors who either was a member of the Board of

Directors on the date hereof or who subsequently became a Director of Hanger and whose election, or nomination for election, was approved by a vote of at least two-thirds (2/3) of the Continuing Directors then in office.

3.4           Relocation.

(a)           Relocation Support.  Executive shall receive the relocation benefits set forth in the Company’s Executive Relocation Program, a copy of which is attached hereto as Exhibit A, consistent with the relocation policies and procedures of the Company for executives, as previously disclosed by the Company to Executive.

(b)           Housing Allowance. Provided that Executive (i) remains continuously employed, without interruption, with the Company and (ii) has relocated Executive’s principal place of residence to a location within fifty (50) miles of the Company’s offices at Two Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814 (the “Office”), in each case as of the date on which each of the payments described in this Section 3.4(b) would otherwise be made to Executive, Executive shall receive a housing allowance in an amount equal to Fifty Thousand Dollars ($50,000.00), less all applicable payroll taxes and other normal deductions, within thirty (30) days after each of the first annual anniversary date following the Commencement Date and the second annual anniversary date following the Commencement Date. Notwithstanding anything in this Agreement to the contrary, in the event Executive’s employment with the Company is terminated for any reason whatsoever prior to Executive’s receipt of any payment described in this Section 3.4(b), including, without limitation, with or without Due Cause (as defined in Section 4.3) or by Executive, then Executive shall not be entitled to any payment described in this Section 3.4(b) that Executive has not already received (regardless of whether Executive’s right to receive such payment has accrued). In no event shall Executive be entitled to receive payments in excess of an aggregate of One Hundred Thousand Dollars ($100,000.00), less all applicable payroll taxes and other normal deductions, pursuant to this Section 3.4(b).

3.5           Benefits.  Executive also shall be entitled to (i) an automobile allowance in the amount of One Thousand Dollars ($1,000.00) per month and the provision of, or reimbursement for, parking of such automobile at the Office, (ii) four (4) weeks of vacation per year, and (iii) sick leave, medical and other benefits, including, without limitation, participation in the Company’s Supplemental Executive Retirement Program (“SERP”) and appropriate directors and officers liability insurance (to the extent commercially reasonable for the Company to obtain such insurance), all of which are consistent with those received by other similarly-situated senior executives of Hanger and its subsidiaries as determined in the sole discretion of the Compensation Committee of the Board of Directors. With regard to the Company’s SERP, Executive’s level of benefit shall be sixty-five percent (65%) of Executive’s average base salary, as defined by the SERP plan.  Executive shall receive life insurance in an amount equal to one (1) times Executive’s Base Salary (in addition to the life insurance in an amount equal to one (1) times Executive’s Base Salary provided by the Company as part of Executive’s base benefit program), with the premiums for such policy to be paid by the Company, and Executive shall also receive the option to participate in the Company’s supplemental life and accidental death and dismemberment policies, with the premiums for such policies to be paid by Executive, all in accordance with the terms and conditions of such policies as generally applied by the Company.

3.6           Parachute Penalties.  For all payments made or required to be made pursuant to the terms of this Agreement, including any payments made with respect to the Executive’s termination of employment for any reason, the Company shall determine and pay the Executive, as soon as practicable, an amount sufficient to cover the gross-up of any excise, income and other taxes resulting from the imposition of the parachute penalties of the Code or applicable state tax laws.  Such determination and payment by the Company shall be made six (6) months and one (1) day after the Executive’s Termination Date or, if later, before the end of the calendar year following the calendar year in which the Executive paid any such excise tax.

3.7           Reimbursement for COBRA.  Upon the provision by Executive of evidence of such expenses and the payment thereof, the Company will reimburse Executive for up to one (1) month of Executive’s COBRA expenses under the medical plan in which Executive participates immediately prior to and as of the date of this Agreement.

4.             Termination of Employment.

4.1           Death. The Executive’s employment shall be terminated by the Executive’s death.  In the event of the death of the Executive, the Company shall pay to the estate or other legal representative of the Executive the Base Salary and vacation as accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

4.2           Disability.

(a)           “Disability” means, for purposes of this Agreement, that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(b)           If the Executive shall incur a Disability, the employment of the Executive shall be terminated.  In the event of such termination, the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

4.3           Due Cause.  The employment of Executive hereunder may be terminated by the Company at any time for Due Cause (as hereinafter defined).  In the event of such termination, the Company shall pay to the Executive the Base Salary (at the annual rate then in effect) and vacation accrued through the Termination Date and not theretofore paid to the Executive.  Rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with the provisions of such plans and programs.  For purposes hereof, “Due Cause” shall mean (i) the repeated failure or refusal of the Executive to follow the lawful directives of the Company (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by the Executive, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by the Executive or (iv) the commission by the Executive of a felony or other crime involving moral turpitude or an act of financial dishonesty against the Company.

4.4           Termination by the Company Without Cause.

(a)           The Company may terminate the Executive’s employment at any time, for whatever reason it deems appropriate or without reason; provided, however, that in the event that such termination is not pursuant to Section 4.1 (Death); 4.2 (Disability); 4.3 (Due Cause); 4.5 (Voluntary Termination); or 4.6 (Retirement), the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).

(b)           In addition to the payments described in Section 4.4(a), the Company shall pay to the Executive, within forty-five (45) days following the Termination Date, a severance payment in an amount equal to eighteen (18) months of the Base Salary (at the annual rate in effect immediately prior to termination) and an additional bonus payment (“Additional Bonus Payment”) equal to one and one-half (1.5) times the Target Bonus for the Termination Year. Any portion of this severance benefit that is in excess of the lesser of two (2) times (i) the Executive’s annualized rate of compensation for the preceding taxable year (adjusted for certain increases that would have been received in the normal course of employment) or (ii) the Code Section 401(a)(17) compensation limit for qualified plan purposes as in effect for the year in which the Termination Date occurs, shall not be paid as a severance benefit but shall be paid to the Executive in a single lump sum six (6) months and one day after the Termination Date.  For eighteen (18) months following termination pursuant to Section 4.4(a), the Company shall (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.5 and Section 3.6, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen (18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination. Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of eighteen (18) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

(c)           Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in Section 4.4(b), or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity.  Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to Section 4.4(b) within forty-five (45) days following receipt by the Company of notice of Executive’s death.

(d)           Notwithstanding anything in this Agreement to the contrary, Executive shall not be entitled to any payments under Section 4.4(b) unless Executive has first duly executed a form of agreement and general release acceptable to the Company releasing the Company from certain claims Executive may have in connection with Executive’s employment with the Company and the termination thereof, to the extent permitted by law.

4.5           Voluntary Termination.  Executive may terminate his employment with the Company at any time and the Company shall pay to the Executive the Base Salary and vacation accrued through the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In the event Executive terminates Executive’s employment under this Section 4.5, written notice of at least thirty (30) days shall be provided to the Company in accordance with the provisions of Section 9. Except as otherwise provided in this Agreement, rights and benefits of the Executive or his transferee under the benefit plans and programs of Hanger shall be determined in accordance with provisions of such plans and programs.

4.6           Retirement.

(a)           In the event of the Executive’s Retirement (as defined in Section 4.6(b)), the Company shall pay to the Executive the Base Salary and vacation accrued through the date of Retirement (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  Except as otherwise provided in this Agreement, rights and benefits of the Executive or his transferee under the benefit plans and programs of the Company shall be determined in accordance with provisions of such plans and programs.

(b)           “Retirement” shall mean the Executive’s voluntary termination of employment at or after age sixty-five (65), provided the Executive has given the Company written notice of the Executive’s intent to retire no less than one (1) year prior to the scheduled Termination Date and the Executive has, as of the scheduled Termination Date, been continuously employed with Hanger, including any of its direct or indirect subsidiaries, for a period of no less than ten (10) years.

5.             Change In Control and Termination Provisions.

If within a two (2) year period following any Change in Control there occurs:

(a)           any termination of the Executive (other than as set forth in Section 4.1 (Death), 4.2 (Disability), 4.3 (Due Cause), 4.5 (Voluntary Termination) or 4.6 (Retirement) of this Agreement);

(b)           a material diminution of the Executive’s responsibilities, as compared to the Executive’s responsibilities immediately prior to the Change in Control;

(c)           any reduction in the Base Salary or Bonus Plan targets (as distinguished from the payments received thereunder), as compared to such Base Salary or such targets as of the date immediately prior to the Change in Control;

(d)           any failure to provide the Executive with benefits: (1) at least as favorable as those enjoyed by similarly-situated senior corporate officers of the Company under the Company’s pension, life insurance, medical, health and accident, disability or other written employee plans under which the form and/or amounts of benefits are prescribed in applicable documents or (2) granted to the Executive by this Agreement;

(e)           any relocation of the Executive’s principal site of employment to a location more than fifty (50) miles from the Executive’s principal place of employment as of the date immediately prior to the Change in Control; or

(f)            any material breach of this Agreement by the Company;

then, at the option of the Executive, exercisable by the Executive within ninety (90) days after the occurrence of any of the foregoing events, the Executive may resign his employment with the Company (or, if involuntarily terminated, give notice of his intention to collect benefits under this Agreement) by delivering a notice in writing (the “Notice of Termination”) to the Company, and the Executive shall be entitled to receive the Base Salary and vacation accrued to the Termination Date (at the annual rate then in effect) and the bonus provided for in Section 3.2 for the Termination Year (as well as any then earned but unpaid bonus for the year preceding the Termination Year, if applicable).  In addition, the Company shall pay to the Executive six (6) months and one day after the Termination Date an amount equal to eighteen (18) months of the Base Salary (at the annual rate in effect immediately prior to termination) and the Additional Bonus Payment.  In addition, the Company shall, for eighteen (18) months following the Termination Date, (i) reimburse the Executive for his reasonable costs of medical and dental coverage as provided under COBRA, (ii) reimburse the Executive for his reasonable costs incurred in maintaining his life and disability coverage, and (iii) reimburse the Executive for similar, applicable benefits granted to the Executive in Section 3.5 and Section 3.6, each at levels substantially equivalent to those provided by the Company to the Executive immediately prior to the termination of his employment (including such other benefits as shall be provided to senior corporate officers of the Company in lieu of such benefits from time to time during the eighteen

(18) month payment period), on the same basis, including the Company’s payment of premiums and contributions, as such benefits are provided to other senior corporate officers of the Company or were provided to the Executive prior to the termination.  Reimbursements of expenses which provide for nonqualified deferred compensation under Code Section 409A, if any, shall not be paid before six (6) months and one day after the Executive’s Termination Date.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a taxable year of the Executive may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided in any other taxable year.  Reimbursements shall be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.  The right to reimbursement hereunder is not subject to liquidation or exchange for another benefit.

In addition, for a period of eighteen (18) months immediately following the Executive’s Termination Date, the Executive will be provided with outplacement services commensurate with those provided to other senior corporate officers of the Company through a vendor selected by the Company. Rights and benefits of the Executive or transferee under the benefit plans and programs of Hanger shall be determined in accordance with the provisions of such plans and programs.

(g)           Notwithstanding the foregoing, in the event that Hanger is no longer a publicly-traded entity as of the Termination Date, or ceases to be a publicly-traded entity within the six (6) month period immediately following the Termination Date, then the Company shall pay to Executive the payments set forth in this Section 5, or any unpaid portion thereof, as applicable, within forty-five (45) days from the later of (i) the Termination Date or (ii) the date Hanger ceased to be a publicly-traded entity.  Notwithstanding the foregoing, in the event that the death of the Executive occurs within six (6) months following the Termination Date, the Company shall pay to the Executive’s estate any unpaid portion of the amounts due to be paid to the Executive pursuant to this Section 5 within forty-five (45) days following receipt by the Company of notice of Executive’s death.

(h)           Notwithstanding anything contained in this Agreement to the contrary, Executive shall not be entitled to any payments under this Section 5 unless Executive has first duly executed a form of agreement and general release acceptable to the Company releasing the Company from certain claims Executive may have in connection with Executive’s employment with the Company and the termination thereof, to the extent permitted by law..

6.             Confidential Information.

6.1           Unless the Executive secures the Company’s written consent, the Executive will not, for a period of eighteen (18) months after the Termination Date, disclose, use, disseminate, lecture upon, or publish Confidential Information, whether or not such Confidential Information was developed by him.

6.2           “Confidential Information” means information disclosed to the Executive or known by him as a result of his employment with the Company, not generally known in the industry, about the Company’s and/or Hanger’s (including any direct or indirect subsidiary of Hanger) services, products, or customers, including, but not limited to, clinical programs, procedures and protocols, research, operating manuals, business methods, financial strategic planning, client retention, customer and supplier lists, data processing, insurance plans, risk management, marketing, contracting, selling and employees.

7.             Non-Compete.

7.1           In the event the Employment Period is terminated under Sections 4.3, 4.5, 4.6 or 5, then this Section 7 will apply to Executive. In the event the Employment Period is otherwise terminated, such as pursuant to Section 4.4, then no part of this Section 7 will apply to Executive.

7.2           Executive will not, during the Executive’s term of employment and for a period of eighteen (18) months after the Termination Date, directly or indirectly (i) engage, whether as principal, agent, investor, representative, stockholder (other than as the holder of not more than five percent (5%) of the stock or equity of any corporation the capital stock of which is publicly traded), employee, consultant, volunteer or otherwise, with or without pay, in any activity or business venture anywhere within the continental United States that is competitive with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) on the Termination Date, (ii) solicit or entice or endeavor to solicit or entice away from the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) any director, officer, employee, agent or consultant of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any Person, firm, corporation or other organization, regardless of whether the Person solicited would commit any breach of such Person’s contract of employment by reason of leaving the Company’s service; (iii) solicit or entice or endeavor to solicit or entice away any of the clients or customers of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) as of the Termination Date for the purpose of competing with the business of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger), either on his own account or for any other Person, firm, corporation or organization; (iv) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who was a director, officer, or employee of the Company and/or Hanger (including any direct or indirect subsidiary of Hanger) at any time during the two (2) years preceding the Termination Date, unless such Person’s employment was terminated by the Company and/or Hanger (including any direct or indirect subsidiary of Hanger); or (v) employ or otherwise utilize (whether as a consultant, advisor or otherwise) any Person who is or may be likely to be in possession of any Confidential Information.  The parties hereto agree that if, in any proceeding, the Court or other authority shall refuse to enforce covenants set forth in this Section 7, because such covenants cover too extensive a geographic area or too long a period of time, any such covenant shall be deemed appropriately amended and modified in keeping with the intention of the parties to the maximum extent permitted by law.

7.3           Since a material purpose of this Agreement is to protect the Company’s investment in Executive and to secure the benefits of Executive’s background and general experience in the industry, the parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of Section 6 or this Section 7 and that any such breach will cause the Company irreparable harm.  Therefore, in the event of a breach by Executive of any of the provisions of Section 6 or this Section 7, the Company or its successors or assigns may, in addition to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.4           Executive specifically authorizes and permits the Company to provide any Person with which Executive serves (or may serve) as an employee, director, owner, stockholder, consultant, partner (limited or general) or otherwise with a copy of this Agreement or a general description of some or all of the terms of this Agreement.

8.             Miscellaneous.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  The parties agree that (i) the provisions of this Agreement shall be severable in the event that any of the provisions hereof are for any reason whatsoever invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors and assigns. Executive may not assign Executive’s rights or delegate Executive’s obligations hereunder without the prior written consent of the Company. The Company may assign its rights and delegate its duties hereunder without the consent of Executive to Permitted Transferees. All questions concerning the construction, validity and interpretation of the Agreement will be governed by the internal law, and not the law of conflicts, of the State of Maryland.  All disputes under this Agreement shall be submitted to and governed by binding arbitration with an arbitrator from the American Arbitration Association; except only that the Company may seek relief in a court of competent jurisdiction in the event of a claimed violation of Section 6 or Section 7 of this Agreement. Executive hereby agrees that any action or proceeding regarding or relating to this Agreement that is properly submitted to a court of competent jurisdiction as described in the preceding sentence shall be subject to the exclusive jurisdiction of the courts of the State of Maryland, County of Montgomery, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Maryland (Southern Division), and each of the parties hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.  Process in any action or proceeding referred to in the preceding sentence may be served on any party hereto anywhere in the world. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Executive.  Notwithstanding anything in this Agreement to the contrary, the Company shall unilaterally have the right to amend this Agreement to comply with Section 409A of the Code.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

9.             Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or at such other address as such party may subsequently be designated by like notice:

If to the Company:

c/o Hanger Orthopedic Group, Inc.
2 Bethesda Metro Center, Suite 1200
Bethesda, MD 20814
Attention: Vice President, Human Resources

If to the Executive:

Vinit Asar

18960 Seabiscuit Run

Yorba Linda, California 92886

10.          Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his beneficiaries, including his estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

11.          Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.          Definitions.

12.1         “Permitted Transferee” shall mean (a) any successor by merger or consolidation to Hanger or the Company or any Permitted Transferee; (b) any purchaser of all or substantially all of Hanger’s or the Company’s or any Permitted Transferee’s assets; (c) any parent or subsidiary corporation of Hanger or the Company; and (d) any lender to (i) Hanger or the Company, (ii) any Permitted Transferee and/or (iii) any affiliate of Hanger or the Company or of any Permitted Transferee.

12.2         “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a governmental entity or any department or agency thereof.

[The next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HANGER PROSTHETICS & ORTHOTICS, INC.

By:	/s/ Brian Wheeler
Brian Wheeler, Vice President

/s/ Vinit Asar
Vinit Asar